CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THEMAVEN, INC.

The undersigned, being the Chief Executive Officer of theMaven, Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is theMaven, Inc. (hereinafter called the "Corporation").

2. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Section 4 and by replacing such first paragraph of Section 4 with the following paragraph:

   "4. The total number of shares of capital stock that the Corporation shall have authority to issue is 1,001,000,000, of which 1,000,000 shares shall be preferred stock, $0.01 par value per share (the "Preferred Stock"), and 1,000,000,000 shares shall be common stock, $0.01 par value per share (the "Common Stock")."

3. The amendment to the Amended and Restated Certificate of Incorporation (hereinafter called the "Amendment") has been duly approved and adopted by the Board of Directors and the Stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed this 18th day of December, 2020.

DocuSigned by:

By: Ross Levinsohn

826AE40385524B1...

ROSS LEVINSOHN, Chief Executive Officer

4832-5992-8273.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:06 AM 12/18/2020
FILED 08:06 AM 12/18/2020
SR 20208692259 - File Number 2242654